Las Vegas Entertainment Network, Inc.
1801 Century Park East
Suite 2300
Los Angeles, California 90067
(310) 551-0011
Fax (310) 551-1942


As of January 22, 1996


International Thoroughbred Breeders, Inc.
Route 70
Haddonfield Road
P. O. Box 1232
Cherry Hill, New Jersey 08034-0147

Orion Casino Corporation
600 East Charleston Boulevard
Las Vegas, Nevada 89104

Gentlemen:

This letter agreement, when countersigned as indicated below (this "Agreement"), will confirm and memorialize the agreement by and among Las Vegas Entertainment Network, Inc., a Delaware corporation ("LVEN"), and CountryLand Properties, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of LVEN ("CLP" and, together with LVEN, the "LVEN Entities"), on the one hand, and International Thoroughbred Breeders, Inc., a Delaware corporation ("ITB"), and Orion Casino Corporation, a Nevada corporation and an indirect, wholly-owned subsidiary of ITB ("Orion" and, together with ITB, the "ITB Entities"), on the other hand, to enter into the within-described series of transactions (collectively, the "Transaction") whereby Orion (or its designee) will purchase and acquire from CLP for the consideration specified herein all of CLP's real and personal property assets comprising the former El Rancho Hotel & Casino, Las Vegas, Nevada, all upon and subject to the following terms and conditions.

1. Principal Purchase Terms.

(a) Subject to satisfaction (or waiver) of the terms and conditions contained herein, at the Closing (as herein defined) CLP will sell, transfer and convey to Orion, and Orion will purchase and acquire from CLP, the Assets (as defined in Schedule 1(a) attached hereto and incorporated herein by this reference) for consideration of Forty-Three Million Five Hundred Thousand Dollars ($43,500,000) (the "Purchase Price"), payable as follows:

(i) Twelve Million Five Hundred Thousand Dollars ($12,500,000), payable at the Closing in cash, by Cashier's or Title Company check, or by wire-transfer of immediately available funds, as CLP may direct;

     (ii) Execution and delivery to CLP at the Closing of ITB's and Orion's joint and several 8% unsecured promissory note in the principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000) substantially in the form of Exhibit "A" attached hereto and incorporated herein by this reference (the "`A' Note");

(iii) Execution and delivery to CLP at the closing of ITB's and Orion's joint and several 8% secured promissory Note in the principal amount of Ten Million
Five Hundred Thousand Dollars ($10,500,000), substantially in the form of Exhibit "B" attached hereto and incorporated herein by this reference (the "'B' Note");

(iv) Execution, delivery and recordation at the Closing of a Deed of Trust and Assignment of Rents made by Orion, as trustor, to National Title Company, a Nevada corporation, as trustee, for the benefit of CLP, as beneficiary, substantially in the form of Exhibit "C" attached hereto and incorporated herein by this reference (the "Deed of Trust"), collateralizing the "B" Note with a lien on the Real Estate and the other Assets, junior to the first priority lien of the Deed of Trust, Fixture Filing and Financing Statement and Security Agreement with Assignment of Rents, dated as of the date hereof, executed by CLP, to Nevada Title Company, for the benefit of SunAmerica Life Insurance Company, as Collateral Agent ("SunAmerica" or the "Refinance Lender") (the "Refinance Deed of Trust"), all present and future obligations and instruments described in and as provided in the Subordination Agreement, dated as of the date hereof, executed by CLP, LVEN, ITB, Orion and SunAmerica (as amended, modified or supplemented from time to time, the "Subordination Agreement") and the various title exceptions to which the Refinance Deed of Trust is subject;

(v) Execution and delivery at the Closing of such instruments, documents and agreements, in form and substance acceptable to the parties hereto, SunAmerica and their respective counsel, as may be necessary to evidence the assumption by Orion of the Refinance Loan (as defined below).

(b) Upon and subject to ITB's and Orion's timely satisfaction or waiver of the payment and performance obligations set forth in the preceding clauses (a)(i) through (a)(v) to be satisfied at the Closing pursuant to Section 7(b), CLP will sell, transfer and convey the Assets to Orion, subject only to the following (the "Permitted Title Exceptions"):

(i) the first priority lien of the Refinance Deed of Trust securing a loan (the "Refinance Loan") evidenced by one or more notes in the aggregate principal amount of Fourteen Million Dollars ($14,000,000);

(ii) the Subordination Agreement and the Assignment and Amendment Agreement (as defined in the Subordination Agreement);

(iii) the second priority lien of the Deed of Trust;

(iv) existing easements, covenants and similar restrictions of record which do not materially and adversely affect the use or occupancy of the Property, including, without limitation, those items identified on Schedule 1(b)(iv) attached hereto and incorporated herein by this reference;

(v) the lien of taxes, assessments, impositions and similar items and obligations, in each case not yet due and payable; and

(vi) other matters created by or with the concurrence of Orion and/or ITB and the Refinance Lender.

(c) In addition to the consideration specified in Paragraph 1(a) above, and as additional consideration for entering into this Agreement, but not as a part of the Purchase Price, CLP will be entitled to receive the contingent Profit participation described in Paragraph 2(c) below.

(d) At the Closing, CLP will place in an appropriate interest bearing escrow or other account (or will otherwise segregate) for the benefit of the Refinance Lender, all upon customary terms and conditions to be agreed to by and between CLP and the Refinance Lender, a sum equal to the amount of interest of the Refinance Loan which will be due and payable to the Refinance Lender on July 25, 1996, which amount the parties estimate will be approximately Nine Hundred and Ten Thousand Dollars ($910,000) (the "Interest Payment"). Not later than fifteen (15) days prior to the date on which the Interest Payment becomes due, Orion will pay to
 CLP an amount equal to one-half 1/2 of the Interest Payment, and on the date that the Interest Payment becomes due the escrow holder (or other person or entity holding such funds) will pay to the Refinance Lender an amount equal to the actual amount of interest due and payable at such time under the terms of the Refinance Loan. In the event that the amount actually paid to the Refinance Lender is less than the amount of the Interest Payment, the excess Interest Payment, together with all interest earned on the entire Interest Payment shall be paid over to CLP, and CLP shall refund to Orion a pro rata portion of the funds previously paid by Orion to CLP. In the event that the amount actually paid to the Refinance Lender is more than the amount of the Interest Payment, then a portion of the interest earned on the Interest Payment will be paid to Orion in satisfaction of such shortfall, with the balance of such interest to be paid to CLP, and Orion will pay to CLP its pro rata share of such shortfall, it being the intention of Orion and CLP that each of them will be responsible for one-half (1/2) of the interest on the Refinance Loan (limited to its original stated maturity). Not later than fifteen (15) days prior to the stated maturity of the Refinance Loan, each of Orion and CLP will deposit into escrow an amount equal to such party's one-half (1/2) share of the interest component of the full principal and interest payment due at the maturity of the Refinance Loan.

2. Development of Property and Profit Participation.

(a) Commencing on the date of the Closing, Orion will continuously and diligently through the expiration of the Option Period (as hereinafter defined) use reasonable commercial efforts:

(i) to secure permanent financing ("Permanent Financing") and all gaming and other regulatory approvals necessary for the development (including redevelopment) and opening of the Property under Orion's proprietary "Starship Orion" theme, and to obtain appropriate leasing commitments, upon commercially reasonable terms and conditions, from at least four qualified tenants (who have received gaming approvals in Nevada or in other jurisdictions), to lease and operate casino space therein ("Leasing Commitments"); and/or

(ii) to secure commercially reasonable alternative financing ("Alternative Financing") and all gaming and other regulatory approvals necessary for the development and opening of the Property under a more modest and less time consuming development plan.

(b) If by October 25, 1996, Orion (i) has not closed on or received a firm commitment for the Permanent Financing and obtained the required Leasing Commitments, and (ii) has not closed on or received a firm commitment for the Alternative Financing, then if CLP, by October 25, 1996, has arranged for the refinancing of the Refinance Loan and paid all costs and expenses associated with such refinancing, and deposited into an escrow account under the fiduciary control of Orion an amount equal to not less than six months' and up to one year's interest on the refinanced or replaced Refinance Loan (approximately $1.8 Million) and the aggregate amount of estimated carrying costs on the Property, including taxes, assessments, ordinary and reasonable maintenance costs, and insurance, then for up to a one-year period, determined with reference to the amount of interest and costs so escrowed and the maturity date of the refinancing, ending not later than October 25, 1997 (the "Option Period"), CLP may either:

(y) during the last quarter of the Option Period, on behalf of Orion, as its duly authorized agent and attorney in fact, appoint and authorize a licensed reputable commercial real estate broker for such period to either sell or enter into a binding contract for the sale of the Property (provided that such closing takes place prior to the end of the Option Period) for all cash in any amount, net of any sales commissions and/or closing costs, in excess of the sum of (i) debt secured by the Property (including debt secured by the Refinance Deed of Trust and debt evidenced by the "B" Note) and debt evidenced by the "A" Note (collectively, "Debt"), and (ii) the aggregate of documented unrecovered or unreimbursed amounts invested by the LVEN Entities and the ITB Entities in the acquisition, holding and development of the Property; provided, however, that such agent will be permitted to sell the Property for less than such amount, but for more than the aggregate of Debt and documented unrecovered or unreimbursed amounts invested by the ITB Entities in the acquisition, holding and development of the Property upon the prior written consent of the LVEN Entities, with the proceeds of such sale to be paid in the following order of priority: first, to pay in full all principal, interest and other amounts and costs of whatever nature owing under the Refinance Loan and then the amounts borrowed pursuant to Section 2(g) hereof; second, to repay Orion for its investment in the Property in the amount of all unrecovered or unreimbursed cash payments applied against the Purchase Price (including prior payments of principal and/or interest under the "A" Note and/or the "B" Note), plus $2,000,000 and all reasonable documented costs, expenses and any additional investment in, or debt incurred in furtherance of the development of the Property, after the Closing, and expenses incurred in furtherance thereof, together with an accrued return in the amount of eight percent (8%) per annum; third, to pay CLP the outstanding balances owing under the "A" Note and the "B" Note, including accrued interest thereon, plus $4,000,000 and any other reasonable documented costs, expenses and any additional investment in, or debt incurred in furtherance of the development of, the Property after the Closing and approved by Orion, together with an accrued return thereon in the amount of eight percent (8%) per annum; fourth, $2,000,000 to Orion, together with an accrued return thereon in the amount of eight percent (8%) per annum from Closing; and fifth, any excess to be divided fifty percent (50%) to Orion and fifty percent (50%) to CLP; or

(z) arrange on behalf of Orion, in conformity with prevailing financing terms and conditions for major Las Vegas hotel/casino projects, Alternative Financing in the amount of not less than Fifty-Five Million Dollars ($55,000,000), such amount representing the minimum amount necessary to open and operate the Property under a more modest theme and pursuant to a business plan deemed acceptable by the financing source, and to cause Orion to accept such Alternative Financing, following which Orion shall apply such Alternative Financing to such development of the Property and shall have the right to determine the theme and to manage the Property.

During the Option Period, Orion shall retain the right to pursue the financing discussed in Paragraph 2(a) above, and if Orion complies with the conditions of Paragraph 2(b)(i) or 2(b)(ii) hereof prior to CLP securing a binding contract for sale pursuant to paragraph (y) above or closing on a financing pursuant to paragraph (z) above, the Option Period and CLP's rights thereunder shall terminate immediately.

Orion agrees not to sell the Property prior to the end of the Option Period without the consent of CLP.

If Orion sells the Property prior to the commencement of casino operations or if the Property is sold through foreclosure or other forced sale, the proceeds of such sale shall be paid in the following order of priority:

(i) first, to pay in full all principal, interest and other amounts and costs of whatever nature owing under the Refinance Loan or any substitution or refinancing thereof and then amounts borrowed pursuant to Paragraph 2(g) below;

(ii) second, to repay Orion for its investment in the Property or any additions thereto in the amount of all cash payments comprising a part of the Purchase Price plus $2,000,000 and any and all reasonable documented costs, expenses and any additional investment in, or debt incurred in furtherance of the development of, the Property after the Closing, together with an accrued return thereon in the amount of eight percent (8%) per annum;

(iii) third, to pay CLP the outstanding balance of principal and accrued interest owing under the "B" Note, plus $4,000,000 and any documented costs, expenses, and any additional investment in, or debt incurred in furtherance of the carrying or development of, the Property after the Closing and approved by Orion, determined in accordance with generally accepted accounting principles, consistently applied, together with an accrued return thereon in the amount of eight percent (8%) per annum;

(iv) fourth, to pay Orion $2,000,000 together with an accrued return thereon in the amount of eight percent (8%) per annum from Closing; and

(v) fifth, any excess to be divided fifty percent (50%) to Orion and fifty percent (50%) to CLP; provided, however, that if the Property is sold after January 25, 2001, in order for CLP to receive its fifty percent (50%) share from and after such date CLP must pay on an ongoing basis fifty percent (50%) of the carrying costs of the Property, including interest, taxes, maintenance, insurance and an 8% per annum charge for the amount Orion has invested in the Property.

(c) If there are any "Profits" earned prior to the opening of the first casino, Profits shall be credited 75% to Orion and 25% to CLP and such sums shall remain as investments in the Property. "Profits" shall mean net income calculated on an accrual basis in accordance with generally accepted accounting principles. Following development of the Property under the Starship Orion theme or under a more modest development program as provided herein, the ITB Entities agree and guarantee that CLP will receive as additional consideration for entering into this Agreement (but not as part of the Purchase Price for the Assets) a fifty percent (50%) interest in Adjusted Cash Flow (as herein defined) from the operation of the property as so developed for a period of six (6) years following the opening of the first casino on the Property and the commencement of operations, and thereafter a twenty-five percent (25%) interest in Adjusted Cash Flow until such time as it has received an aggregate of One Hundred Sixty Million Dollars ($160,000,000) under this Paragraph 2(c) (exclusive of any amounts received under clause (ii) below), but only after (i) Orion has first received one hundred percent (100%) of Adjusted Cash Flow until such time as it has recouped, the aggregate amount of cash payments applied to the Purchase Price and payments, if any, made under the "A" Note and/or the "B" Note, and $2,000,000 plus any amounts that are invested in the Property after the Closing, together with interest thereon at the rate of eight percent (8%) per annum from the date of investment,
(ii) CLP has then received one hundred percent (100%) of Adjusted Cash Flow until such time as it has been paid all principal and interest, if any, remaining outstanding under the "A" Note and/or the "B" Note and has in addition recouped the aggregate amount of $4,000,000 plus any amounts that are invested in the Property after the Closing and approved by Orion, together with interest thereon at the rate of eight percent (8%) per annum from the date of investment and (iii) Orion has received an additional $2,000,000 together with interest thereon at the rate of eight percent (8%) per annum from Closing. For purposes of this Paragraph 2(c), the term "Adjusted Cash Flow" shall mean and refer to cash flow of Orion from the Property provided by or (used) from operating activities as presented on the statements of cash flows, prepared on an accrual basis of accounting, in accordance with generally accepted accounting principles, consistently applied and presented with Orion's audited financial statements, plus any income taxes accrued on the financial statement, less the (a) payment of any debt retirements and capital lease payments and (b) any fees received or accrued for the initial rent or lease payments from the approximately seven (7) tenants or partners participating in the Orion Starship casinos or the CountryLand concept should partners be obtained for that development. Should there be any substantial change in the required debt payments during the next fiscal year (i.e., required balloon note payment), said adjusted cash flow payment amount will be made only to the extent that sufficient cash (at least 80% of required note payment should be reserved) will be left remaining for such required payment. If in any year there is a negative cash flow from the calculation made above, such negative cash flow will carry forward to future years to offset future cash flow calculations. The calculation of net income as presented on the statement of cash flows shall include all hotel, casino, recreation, entertainment and other directly or indirectly related operations of Orion (or any affiliate) on, from or related to the Property, but excluding any income from the operation of a "pod" operated by Orion or its subsidiaries or any related company under the Starship Orion concept, and shall include appropriate and reasonable charges for corporate, administrative and management costs of the operation, in each case determined in accordance with Generally Accepted Accounting Principles consistently applied. Without limiting the generality of the foregoing, in the determination of Adjusted Cash Flow the only items of costs and expenses which shall be included therein shall be those items specifically directly related to the operation of the Property and shall specifically exclude ITB overhead not related to the Property. In all instances only such costs and expenses as are standard in the hotel and gaming industry shall be charged to the Property. Payment on the profit participation calculation, if required, will be paid the later of:
100 days after Orion's year end or 10 days after the filing of Orion's 10-K if said due date is extended. The Adjusted Cash Flow participations provided for herein shall be payable to CLP notwithstanding any sale or transfer of the Assets to another party if the sale occurs after the Property has been developed and opened for operations. As a condition to any such sale (including any sale of all or substantially all of the capital stock of Orion or any merger, consolidation or similar transaction in which Orion is not the surviving entity), Orion will cause the purchaser or an affiliate of the purchaser (in either case having a net worth or shareholder's equity of at least Seventy Million Dollars ($70,000,000)) to irrevocably assume or guarantee the obligation to pay to CLP the ongoing Profit participations provided herein, whereupon the guarantee of the ITB Entities shall cease. If the Property is sold prior to the opening of the first casino, CLP's rights to any Profit Participation shall cease upon the closing of the sale and CLP will immediately record a termination of the Memorandum of Agreement (as hereinafter defined). CLP shall have the right of audit, annually, and at its own expense.

(d) [Intentionally omitted].

(e) In connection with any development of the Property, Orion, will be responsible for the first Six Hundred Thousand Dollars ($600,000) for the removal/abatement of asbestos-containing materials to the extent necessary to permit the operation of the Property as a hotel/casino facility, and CLP will be responsible for any excess, which excess may be offset by Orion or ITB against Profit participations owing to CLP.

(f) If the Property is developed under Orion's Starship Orion (or any other multi-casino) theme, CLP will have the option, exercisable at any time after the commencement of substantive negotiations with other prospective lessees but before the later to occur of ninety (90) days thereafter (which shall be extended to one hundred eighty (180) days if at the 90th day CLP has obtained a financing commitment) or the date on which the penultimate lease is executed, to become a lessee of space in the Property and to develop and operate one of the casino "pods" under such theme as CLP should determine, all upon terms and conditions comparable to those under which other casino "pods" are operated, and CLP will have the right to assign such right to any party approved by Orion, such approval not to be unreasonably withheld.

(g) Following the Closing but prior to the receipt and application of Permanent Financing or Alternative Financing to the development of the Property, Orion shall have the right, subject to rights of approval of senior lienholders (including the Refinance Lender), to borrow or otherwise finance up to Twenty Million Dollars ($20,000,000) to be applied to the development of the Property (including for the purchase of adjacent parcels of land to be consolidated with the Property), and CLP agrees to subordinate the lien of the Deed of Trust to such borrowing and/or financing; provided, however, that
(i) no such borrowings shall be permitted unless in connection therewith Orion has used reasonable commercial efforts to structure such borrowings (and the collateralization thereof) such that they will not cause the LVEN Entities to "write down" the value of the "A" Note and/or the "B" Note (or if such a "write-down" does result, then that the amount of the "write-down" is minimized to the greatest extent practicable), (ii) no more than ten percent (10%) of such amount shall consist of "soft" costs, and (iii) with respect to the acquisition of any adjacent parcels, Orion shall first use its best efforts to collateralize any financed portion of the purchase price therefor with the parcels so acquired.

(h) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that in order to arrange the Permanent Financing or the Alternative Financing, as the case may be, or to proceed with a different development of the Property, it may be necessary to expend sums and incur costs in excess of those presently contemplated on and in connection with various pre-development activities. Should the expenditure of such additional funds become necessary, as agreed by Orion in its sole discretion, then Orion will attempt to raise such funds in the following manner and order of priority:

1. First, Orion will attempt to arrange for the borrowing of such funds from independent third party lending sources upon commercially reasonable terms, as determined by Orion in its sole discretion;

2. Second, in the event that the Property is being developed under the Starship Orion theme, Orion will attempt to arrange for contributions by lessees of Starship Orion casino "pods" upon such terms and conditions as Orion deems appropriate in its sole discretion (including the application of lessee deposits to the extent permitted under agreements with such lessees);

3. Third, the ITB Entities and the LVEN Entities may contribute any remaining necessary funds in the same ratio of investment in the Property as hereinbelow set forth, upon such terms and in such manner as they may agree among themselves;

4. Fourth, in the event that the LVEN Entities determine that they are unable or unwilling to contribute the amounts set forth in subparagraph 3 immediately above, the ITB Entities may contribute any remaining funds as determined to be necessary in their sole discretion.

5. Fifth, if Orion has not secured the necessary funds pursuant to the above subparagraphs and Orion deems it necessary to grant participations in the revenues or profits of the Property in order to raise any remaining necessary funds, then Orion's and the LVEN Entities' respective interests in the Profits shall be reduced as stated below; provided, however, that if such investment would cause the Profit participation of the LVEN Entities to be reduced to below 42 1/2% during the first five years of operation and below 20% thereafter, Orion will obtain the consent of CLP to such investment.

To the extent that additional funds are invested in the Property and are not obtained by way of loans from third party lending sources, then the LVEN Entities and the ITB Entities' entitlement to share in Profits as set forth in the preceding subparagraph 2(c) hereof shall be adjusted to provide that the party(s) investing such funds shall be entitled to a percentage of the Profits in the same ratio to the whole of the funds invested by all parties in the Property as was to have been shared by Orion and CLP as set forth in the preceding subparagraph 2(c).

For purposes of determining the various investor parties' respective entitlements to share in Profits, Orion will be deemed to have invested Thirty-Three Million Dollars ($33,000,000) and the LVEN Entities to have invested Ten Million Five Hundred Thousand Dollars ($10,500,000). As additional equity is invested, the investor(s) of such additional funds will be entitled to a pro rata share of Profits based upon the percentage that the new contribution bears to the above contributions, and the respective interests of Orion and the LVEN Entities shall be decreased by the same percentage amount. By way of illustration, if an additional Ten Million Dollars ($10,000,000) is contributed to the Property, the party investing same shall receive 10/53.5 (18.69%) of the Profits and Orion's interest in Profits shall be reduced by 18.69% of its interest in Profits (50% x .8131 for the first 5 years and then 75% x .8113 thereafter) and the LVEN Entities' interest in Profits shall be reduced by 18.69% of their interest in Profits (50% x
 .8131 for the first 5 years and then 25% x .8131 thereafter).

(i) The parties hereby acknowledge and agree that the development and operation of the Property as contemplated herein will be subject to (i) the approval of the Clark County Liquor and Gaming Licensing Board, the State of Nevada Gaming Control Board, the State of Nevada Gaming Commission and/or the Clark County Liquor and Gaming Licensing Board (collectively, the "Gaming Authorities"), and other appropriate regulatory authorities, and (ii) all requirements imposed under the Nevada Gaming Control Act (NRS Chapter 463) and the regulations promulgated thereunder and any local laws, ordinances or regulations. In the event that any party hereto (or any assignee thereof), as a result of a communication or action by the Gaming Authorities or on the basis of consultations with its gaming counsel and other professional advisors, reasonably believes that the Gaming Authorities will: (i) fail to approve the development of the Property as contemplated herein; (ii) fail to permit or allow the transactions contemplated under this Agreement; (iii) fail to grant required gaming licensing and/or approval or grant such gaming licensing and/or approval only upon terms and conditions which are unacceptable to the LVEN Entities or the ITB Entities; or (iv) significantly delay the development of the Property as contemplated herein due to concerns of any aspect of the proposed development plans for the Property or the suitability of the LVEN Entities and/or the ITB Entities, their respective stockholders, directors, officers, employees, representatives, agents or affiliates, then the parties hereto agree to work together in good faith or otherwise take such unilateral action as may be necessary to satisfy conditions imposed by the Gaming Authorities and/or otherwise to comply with all applicable laws and regulations, including without limitation terminating all relationships with any person or persons believed to be unacceptable to the Gaming Authorities upon such terms and conditions, if any, as the Gaming Authorities may impose or the parties' respective professional advisors may recommend.

3. Representations and Warranties of LVEN and CLP.

In order to induce ITB and Orion to enter into this Agreement and to purchase the Property hereunder, each of LVEN and CLP hereby jointly and severally makes and gives, as of the date hereof, the representations, warranties and covenants set forth on Schedule 3 attached hereto and incorporated herein by this reference, which representations, warranties and covenants shall survive the Closing and shall not be deemed merged into the deed of conveyance.

Except as specifically provided herein (including the Schedules and Exhibits hereto), Orion and ITB acknowledge and agree that Orion will conclude its purchase of the Assets based solely upon Orion's and ITB's inspection and investigation of the Assets, and that Orion will acquire the Assets on an "As-Is, Where-Is" basis, with all faults and defects, latent and patent. Without limiting the generality of the foregoing, each of ITB and Orion acknowledges that, except as otherwise expressly represented or warranted herein, LVEN and CLP have not made, are not making, and hereby expressly disclaim and negate any representations or warranties of any kind whatsoever, express, implied or statutory, as to the condition of title to the Assets or any matters concerning the Assets, including, without limitation, with respect to licensing, gaming matters, permissible uses, taxes, covenants, conditions and restrictions, water or water rights, topography, utilities, soil and subsoil conditions, drainage, zoning, environmental or building laws, rules or regulations. In connection with the foregoing, ITB and Orion acknowledge that the Property was acquired by CLP in November, 1993, as a non-operational facility, and that neither LVEN, CLP nor any affiliate has ever conducted any business activities thereon or therefrom.

The representations, warranties and covenants set forth in this Paragraph 3 shall survive the Closing and shall not be deemed merged into the deed of conveyance.

4. Representations and Warranties of ITB and Orion.

Each of ITB and Orion (but only as to itself) makes the following representations and warranties to LVEN and CLP:

(a) Organization and Standing. Each of ITB and Orion is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation, and has full corporate power and authority, and all requisite governmental licenses, permits and franchises, to own, lease and operate its assets and to carry on its business as presently conducted.

(b) Corporate Authority and Action. Each of ITB and Orion has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements, documents, instruments and certificates to be executed and delivered hereunder (collectively, the "Purchaser Documents") and to perform its obligations hereunder and thereunder. All corporate action required to be taken by ITB and Orion in connection with the execution, delivery and performance of this Agreement and each of the Purchaser Documents has been duly taken. The officers of ITB and Orion who have executed and delivered this Agreement have been duly authorized to so act by all requisite corporate action on their part;

(c) Enforceability. Each of the Purchaser Documents when executed and delivered by ITB and/or Orion, will be, a valid and binding agreement of ITB and/or Orion, as the case may be, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(d) No Conflicts. Neither the execution and delivery of any of this Agreement or the Purchaser Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by ITB and/or Orion with any of the provisions hereof or thereof will (a) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, result in a modification, termination or forfeiture of any right or obligation under or result in the creation of any lien, security interest, charge or encumbrances upon any of the material properties or assets of ITB and/or Orion, any of the terms, conditions or provisions of (i) their charters or bylaws or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which they are a party or to which they, or any of their properties or assets, may be subject; or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule, regulation, ordinance, judgment, decree or requirement of any federal, state or local governmental authority applicable to Purchaser or to which any of their properties or assets may be subject.

(e) Required Consents. No notice to, filing with, or authorization, consent or approval of any public body or authority is necessary for consummation by ITB and Orion of the transactions contemplated hereby.

(f) No Misstatements or Omissions. Neither this Agreement, nor any document contemplated hereby or furnished by or on behalf of ITB or Orion to the LVEN Entities in connection with the execution and delivery of this Agreement and consummation of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to ITB or Orion which they have not disclosed to the LVEN Entities which materially adversely affects, or insofar as they can reasonably foresee will materially adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of Orion or of ITB taken as a whole.

6. Escrow.

The Transaction shall be closed through the escrow previously opened by CLP and SunAmerica (the "Escrow") with National Title Company (the "Escrowee"). The parties hereto shall deliver to the Escrowee a fully-executed copy of this Agreement, which, together with appropriate recording instructions prepared by the parties hereto and Escrowee (the "Recording Instructions"), shall constitute joint escrow instructions to Escrowee. In addition, the LVEN Entities and the ITB Entities agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by Escrowee or the parties hereto in order to consummate the transactions contemplated hereby, or otherwise to distribute and pay the funds and other items held in Escrow as provided herein; provided, however, that in the event of any inconsistency between such supplemental escrow instructions and the terms and provisions of this Agreement and the Recording Instructions, the terms and conditions of this Agreement and the Recording Instructions shall control, absent an express written agreement between all of the parties hereto to the contrary which acknowledges this Paragraph 6.

7. Closing.

The consummation of the purchase and sale of the Assets pursuant to this Agreement (the "Closing") shall occur immediately following, and at the same location as the closing of, the Refinance Loan, or on such later date and at such location as the parties may agree in writing. The matters and deliveries hereafter described in this Paragraph 7 shall be deemed accomplished concurrently. The recordation of the Deed (as herein defined), the Deed of Trust and any financing statements shall be accomplished not later than the Closing.

(a) At the Closing, CLP shall deliver to Orion and/or ITB, as the case may be:

(i) such bills of sale, assignment(s), or endorsement(s) of certificates of title, as appropriate, for the Personal Property, the Intangible Property, the Engineering Records, the FCC License and the Insurance Policies in favor of Purchaser or its designee, all in form and substance acceptable to the parties and their respective counsel;

(ii) a Grant, Bargain and Sale Deed conveying fee simple title to the Real Estate to Orion, in the form commonly in use in the State of Nevada (the "Deed");

(iii) a "non-foreign affidavit," properly executed by an officer of Orion, containing such information as shall be required by Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder;

(iv) a true, complete and correct copy of LVEN's Certificate of Incorporation, including all amendments thereto, certified by the Office of the Delaware Secretary of State no earlier than five (5) business days prior to the Closing;

(v) a "good standing" certificate with respect to LVEN, issued by the Office of the Delaware Secretary of State no earlier than five (5) business days prior to the Closing;

(vi) A true, complete and correct copy of LVEN's Bylaws, including all amendments thereto, certified by LVEN's Secretary as of the date of the Closing;

(vii) A true, complete and correct copy of Resolutions of the Board of Directors of LVEN authorizing and approving the execution and delivery of this Agreement and the consummation by LVEN of the Transaction, certified by LVEN's Secretary as of the date of the Closing;

(viii) A true, complete and correct copy of CLP's Articles of Incorporation, including all amendments thereto, certified by the Office of the Nevada Secretary of State no earlier than five (5) business days prior to the Closing;

(ix) A "good standing" certificate with respect to CLP, issued by the Office of the Nevada Secretary of State no earlier than five (5) business days prior to the Closing;

(x) A true, complete and correct copy of CLP's Bylaws, including all amendments thereto, certified by CLP's Secretary as of the date of the Closing;

(xi) A true, complete and correct copy of Joint Resolutions of the Board of Directors and Sole Shareholder of CLP authorizing and approving the execution and delivery of this Agreement and the consummation by CLP of the Transaction, certified by CLP's Secretary as of the date of the Closing;

(xii) any other documents, instruments, data, records, correspondence, consents, assignments or agreements called for under this Agreement which have not previously been delivered.

(b) At the Closing, Orion and/or ITB, as the case may be, shall deliver to CLP and/or LVEN, as the case may be:

(i) the cash portion of the Purchase Price;

(ii) the "A" Note, duly executed by Orion and ITB;

(iii) the "B" Note, duly executed by Orion and ITB;

(iv) the Deed of Trust, duly executed by Orion;

(v) A true, complete and correct copy of ITB's Certificate of Incorporation, including all amendments thereto, certified by the Office of the Delaware Secretary of State no earlier than five (5) business days prior to the Closing;

(vi) A "good standing" certificate with respect to ITB, issued by the Office of the Delaware Secretary of State no earlier than five (5) business days prior to the Closing;

(vii) A true, complete and correct copy of ITB's Bylaws, including all amendments thereto, certified by ITB's Secretary as of the date of the Closing;

(viii) A true, complete and correct copy of Resolutions of the Board of Directors of ITB authorizing and approving the execution and delivery of this Agreement and the consummation by ITB of the Transaction, certified by ITB's Secretary as of the date of the Closing;

(ix) A true, complete and correct copy of Orion's Articles of Incorporation, including all amendments thereto, certified by the Office of the Nevada Secretary of State no earlier than five (5) business days prior to the Closing;

(x) A "good standing" certificate with respect to Orion, issued by the Office of the Nevada Secretary of State no earlier than five (5) business days prior to the Closing;

(xi) A true, complete and correct copy of Orion's Bylaws, including all amendments thereto, certified by Orion's Secretary as of the date of the Closing;

(xii) A true, complete and correct copy of Resolutions of the Board of Directors of Orion authorizing and approving the execution and delivery of this Agreement and the consummation by Orion of the Transaction, certified by Orion's Secretary as of the date of the Closing;

(xiii) the Entertainment Contract, duly executed by Orion and ITB; and

(xiv) any other documents, instruments, data, records, correspondence, consents, assignments or agreements called for under this Agreement which have not previously been delivered.

(c) At the Closing, the LVEN Entities and the ITB Entities shall deliver to the Refinance Lender such documents, certificates, opinions and instruments as it may reasonably request, including, without limitation, the Subordination Agreement, in form and substance acceptable to all parties.

(d) Title to and possession of the Assets shall be delivered to Orion as of the Closing.

8. Prorations, Allocations and Closing Costs.

(a) CLP and Orion shall allocate and/or prorate between themselves as of the Closing, and shall provide, where and as appropriate, for the payment by separate check or otherwise of, the following items, without credit, offset or other adjustment of the Purchase Price or any constituent part thereof:

(i) Non-delinquent real and personal property taxes and assessments (including any supplemental assessments); and

(ii) Utilities, insurance and prepaid expenses related to the Assets. Orion shall make appropriate arrangements for transfer of all necessary utility and other services into its name to be effective as of the Closing.

9. Indemnification.

Each of the ITB Entities agrees to indemnify the LVEN Entities, and each of them, and their respective officers, directors, shareholders, employees, and other affiliate agents, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against them or in any way relating to or arising out of the requirement of SunAmerica that the LVEN Entities remain liable, principally and/or as guarantors on the Refinance Loan.

10. Miscellaneous Provisions.

(a) Brokers and Finders. Each of the Company and Orion represent and warrant to the other that it has not engaged or utilized the services of any broker or finder in connection with the Transaction, and will indemnify and hold the other harmless from any claim for brokerage commissions, finders fees or similar compensation arising out of the Transaction.

(b) Fees and Costs. Except as may otherwise be provided for in the other agreements executed in connection with this Letter Agreement and the transactions contemplated thereby, each party shall bear its own legal, accounting and other fees and expenses in connection with the Transaction.

(c) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.

(d) Short-Form Memorandum. Immediately following the Closing, the parties hereto will cooperate in recording in the real property records of Clark County, Nevada, a short-form memorandum of this Agreement substantially in the form of Exhibit "E" attached hereto and incorporated herein by this reference.

(e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

(f) Further Assurances. The parties hereto agree to execute any and all such further agreements, instruments or documents, and to take any and all such further action, as may be necessary or desirable to carry into effect the purpose and intent of this Agreement.

(g) Subordination. This Agreement and all of the rights and obligations set forth herein are expressly subject to the Subordination Agreement, which Subordination Agreement, among other things, provides for the subordination of certain rights and obligations set forth in this Agreement and certain other obligations set forth in this Agreement and certain other obligations to the Refinancing Deed of Trust and certain other rights, obligations and agreements, all as set forth in the Subordination Agreement.

If the foregoing properly sets forth the agreement and understanding of the parties, please countersign a copy of this Agreement in the space provided below, and return such counter-signed copy to the Company by facsimile.

Las Vegas Entertainment Network, Inc.
By:  /s/Joseph A. Corazzi, President

CountryLand Properties, Inc.
By:  /s/Joseph A. Corazzi, President

AGREED AND ACCEPTED this 24th
day of January, 1996

International Thoroughbred Breeders, Inc.
By:  /s/Robert J. Quigley, Chairman

Orion Casino Corporation
By:  /s/ Francis W. Murray, President